Filed Pursuant to Rule 424(b)(3)
                                             Registration No. 333-117665

                  DATALOGIC INTERNATIONAL, INC.

           PROSPECTUS SUPPLEMENT DATED AUGUST 18, 2005

On August 18, 2005, we filed with the Securities and Exchange Commission a Current Report on Form 8-K reporting that on August 17, 2005, we amended our Secured Convertible Term Note Agreement dated June 25, 2004 and related Securities Purchase Agreement and Registration Rights Agreement with Laurus Master Fund, Ltd. The purpose of this amendment was to change the fixed conversion price for the first $950,000 in aggregate principal of the Note to $0.32, and to provide that the conversion price for the remaining balance of the Note thereafter will be $0.60. The information provided herein supplements the information in our prospectus dated August 16, 2004, relating to the resale by certain selling stockholders of up to 6,130,455 shares of common stock.

THE DISCLOSURES RELATING TO THE LAURUS TRANSACTION ARE UPDATED AS FOLLOWS:

On June 25, 2004, we entered into a Securities Purchase Agreement with Laurus Master Fund, Ltd. in connection with the private placement of a convertible term note issued by the company in the principal amount of $3,000,000 due June 25, 2007, and a common stock purchase warrant. The note is convertible into shares of our common stock, $.001 par value, at a fixed conversion rate of $0.66, subject to certain limitations, and bears an interest rate of prime plus 2%. The warrant provides for the purchase of up to 705,000 shares of common stock, at exercise prices ranging from $0.73 to $0.79, until June 25, 2011.

On January 28, 2005, we amended the Note and related agreements ("Amendment #1"). Amendment #1 was reported on Form 8-K dated January 28, 2005 (SEC Accession Number 0001023175-05-000008). In connection with Amendment #1, we filed a Rule 424(b) supplement to our registration statement on Form SB-2.

On August 17, 2005, we amended the Note and related agreements again ("Amendment #2"). Under Amendment #2 the fixed conversion price for the first $950,000 aggregate principal amount of the Note converted on or after August 17, 2005 shall be $0.32. After the first $950,000 is converted, the fixed conversion price shall adjust back to $0.60. In connection with Amendment #2, we agreed to file a Rule 424(b) supplement to our registration statement on Form SB-2.

Amendment #2 to the Secured Convertible Term Note and related transaction documents was filed as an exhibit to our Current Report on Form 8-K filed on August 18, 2005.

You should read this supplement in conjunction with the prospectus, which is required to be delivered with this supplement. This supplement is qualified by reference to the prospectus, except to the extent the information in this supplement updates or supersedes the information contained in the prospectus.

    The date of this Prospectus Supplement is August 18, 2005.